Exhibit 99.1

NEWS RELEASE Media Contact: David Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES REPORTS

THIRD QUARTER 2012 FINANCIAL RESULTS

-Updates 2012 Guidance-

AVON, Conn. — October 26, 2012 — Magellan Health Services Inc. (NASDAQ: MGLN) today reported financial results for the third quarter of 2012, as summarized below. For the quarter ended September 30, 2012, the company reported net revenue of $798.4 million, segment profit of $69.4 million, and net income of $66.3 million or $2.36 per diluted common share.  Segment profit represents income from operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes.

Financial Results

	Three Months Ended September 30			Nine Months Ended September 30
(Millions, except per share results)	2012	2011	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)
Revenue	$798.4	$686.8	16.2%	$2,377.1	$2,077.9	14.4%
Segment Profit	69.4	55.5	25.0%	189.6	207.2	(8.5)%
Net Income	66.3	31.4	111.1%	114.0	99.9	14.1%
Earnings per Share	2.36	1.03	129.1%	4.10	3.12	31.4%

As of September 30, 2012, the company had unrestricted cash and investments of $277.4 million.

“Magellan had strong performance during the quarter and we are well positioned to complete the year,” said René Lerer, M.D., chairman and chief executive officer. “I think it is particularly significant that we have been able to drive improved clinical outcomes for the millions of individuals we serve, invest in our growth strategy, and produce these financial results despite a constantly changing health care environment.

“We are pleased with our recent contract award to administer the Military and Family Life Counseling (MFLC) program for the U.S. Department of Defense, which gives us a stronger foothold in the military and Federal government space.  We are also making important strides with our Medicaid strategy, which features our unique model of care and data analytic capabilities.  Whether it is expanding our reach into new markets like MFLC, or executing on our Medicaid strategy, Magellan is innovating in order to provide current and potential customers with new solutions.”

“Magellan’s strong financial results during the quarter reflect solid execution across all of our businesses,” said Jonathan N. Rubin, chief financial officer.  “We saw continued improvements in cost of care across all geographies in our Commercial Behavioral Health segment.  We have good momentum and strong cash flow, which gives us the opportunity to move forward with our plans to invest in our business for continued growth. I would note that our quarterly net income benefitted from the impact of a one-time reversal of tax contingencies, which increased EPS by approximately $1.24.”

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

Outlook

“Given these results, we are now expecting our full year segment profit to be at the upper end of the guidance range of $240 million to $260 million.  Primarily as a result of our lower effective tax rate, we are increasing our net income guidance to a range of $135 million to $155 million, and our diluted earnings per share guidance to a range of $4.83 to $5.55.  Our guidance does not assume the impact of any future share repurchases.

“Looking ahead, after adjusting the current 2012 guidance for approximately $15 million of favorable year-to-date out-of-period adjustments, we expect to see solid growth in segment profit in 2013.  This expectation is driven by several factors including the impact of new business and the impact of our care management initiatives, primarily in the Commercial behavioral health segment, which will be partially offset by contract terminations, increased investments in our Pharmacy and Medicaid strategic initiatives, and continued margin pressure resulting from economic strains on health plan and state clients.  We will provide detailed guidance during our December call.”

Earnings Results Conference Call

Management will host a conference call at 10:00 a.m. Eastern Time on Friday, October 26, 2012.  To participate in the conference call, interested parties should call 1-888-566-8408 and reference the passcode Third Quarter 2012 Earnings Call approximately 15 minutes before the start of the call.  The conference call will also be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

About Magellan Health Services:  Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  As of September 30, 2012, Magellan’s customers include health plans, employers and government agencies, serving approximately 33.8 million members in our behavioral health business, 17.3 million members in our radiology benefits management segment, and 8 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment served 40 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The company’s Medicaid Administration segment served 24 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2012 net income, segment profit, earnings per share, 2013 segment profit, and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year

2

ended December 31, 2011, filed with the Securities and Exchange Commission on February 28, 2012, and the company’s subsequent Quarterly Report on Form 10-Q expected to be filed with the Securities and Exchange Commission and posted on the company’s website later today.  Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, are included in the company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012 (1)	2011	2012 (1)

Net revenue	$686,843	$798,437	$2,077,936	$2,377,123

Cost and expenses:
Cost of care	448,051	516,238	1,323,197	1,543,361
Cost of goods sold	57,636	81,662	167,559	245,555
Direct service costs and other operating expenses (2)	130,038	135,574	393,384	412,496
Depreciation and amortization	15,069	15,239	43,288	45,172
Interest expense	457	537	1,422	1,713
Interest income	(592)	(350)	(2,265)	(1,619)
	650,659	748,900	1,926,585	2,246,678
Income before income taxes	36,184	49,537	151,351	130,445
Provision (benefit) for income taxes	4,829	(16,725)	51,467	16,420
Net income	31,355	66,262	99,884	114,025
Other comprehensive (loss) income (3)	(380)	120	(302)	208
Comprehensive income	$30,975	$66,382	$99,582	$114,233

Weighted average number of common shares outstanding — basic	29,900	27,521	31,406	27,346
Weighted average number of common shares outstanding — diluted	30,438	28,042	31,988	27,835

Net income per common share — basic	$1.05	$2.41	$3.18	$4.17
Net income per common share — diluted	$1.03	$2.36	$3.12	$4.10

(1)  For a more detailed discussion of Magellan’s results for the quarterly period ended September 30, 2012, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on Friday, October 26, 2012, and the live broadcast or taped replay of the Company’s earnings conference call on Friday, October 26, 2012, which will be available at www.MagellanHealth.com.

(2)  Includes stock compensation expense of $4,425 and $4,468 for the three months ended September 30, 2011 and 2012, respectively, and $13,408 and $13,935 for the nine months ended September 30, 2011 and 2012, respectively.

(3)  Amounts are net of income tax provision (benefit) of $(238) and $78 for the three months ended September 30, 2011 and 2012, respectively, and $(189) and $134 for the nine months ended September 30, 2011 and 2012, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2011	2012 (1)

Cash flows from operating activities:
Net income	$99,884	$114,025

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,288	45,172
Non-cash interest expense	320	544
Non-cash stock compensation expense	13,408	13,935
Non-cash income tax expense	7,259	12,395
Non-cash amortization on investments	9,660	5,373
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash (2)	(38,825)	(59,777)
Accounts receivable, net	(8,439)	604
Pharmaceutical inventory	(3,697)	(2,002)
Other assets	2,680	(4,218)
Accounts payable and accrued liabilities	(10,216)	(17,854)
Medical claims payable and other medical liabilities	(15,463)	37,422
Tax contingencies	(7,241)	(34,616)
Other	3,501	654
Net cash provided by operating activities	96,119	111,657

Cash flows from investing activities:
Capital expenditures	(38,468)	(53,049)
Acquisitions and investments in businesses, net of cash acquired	(376)	—
Purchase of investments	(210,890)	(197,525)
Maturity of investments	231,093	215,150
Net cash used in investing activities	(18,641)	(35,424)

Cash flows from financing activities:
Payments to acquire treasury stock	(327,886)	—
Proceeds from issuance of equity	20,000	—
Proceeds from exercise of stock options and warrants	34,755	13,092
Other	839	135
Net cash (used in) provided by financing activities	(272,292)	13,227

Net (decrease) increase in cash and cash equivalents	(194,814)	89,460
Cash and cash equivalents at beginning of period	337,179	119,862
Cash and cash equivalents at end of period	$142,365	$209,322

(1)  The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 will be filed with the SEC on October 26, 2012.

(2)  Includes the net shift of restricted funds between cash and investments that results in an operating cash flow change that is directly offset by an investing cash flow change.  During the nine months ended September 30, 2011 and 2012, restricted investments of $45,749 and $27,421, respectively, were shifted to restricted cash that resulted in an operating cash flow use.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012 (1)	2011	2012 (1)

Net revenue
- Commercial	$135,365	$176,713	$425,086	$535,464
- Public Sector	362,104	407,265	1,074,904	1,206,289
- Radiology Benefits Management	78,659	88,126	258,479	253,809
- Specialty Pharmaceutical Management	73,792	101,503	213,388	303,677
- Medicaid Administration (2)	57,692	40,263	167,622	131,143
- Elimination (2)	(20,769)	(15,433)	(61,543)	(53,259)
Total net revenue	686,843	798,437	2,077,936	2,377,123

Cost of care
- Commercial	81,503	100,973	235,938	323,992
- Public Sector (2)	318,807	358,959	933,662	1,058,384
- Radiology Benefits Management	49,186	58,080	157,731	166,364
- Medicaid Administration	19,324	13,659	57,409	47,880
- Elimination (2)	(20,769)	(15,433)	(61,543)	(53,259)
Total cost of care	448,051	516,238	1,323,197	1,543,361

Cost of goods sold - Specialty Pharmaceutical Management	57,636	81,662	167,559	245,555

Direct service costs and other operating expenses
- Commercial	36,582	43,007	113,502	127,825
- Public Sector	16,741	22,948	50,203	66,850
- Radiology Benefits Management	14,717	14,045	47,280	41,113
- Specialty Pharmaceutical Management	6,563	7,071	18,658	19,744
- Medicaid Administration	26,221	20,494	78,056	63,788
- Corporate	29,214	28,009	85,685	93,176
Total direct service costs and other operating expenses	130,038	135,574	393,384	412,496

Stock compensation expense (3)
- Commercial	(208)	(293)	(677)	(830)
- Public Sector	(218)	(278)	(654)	(835)
- Radiology Benefits Management	(355)	(419)	(1,238)	(1,179)
- Specialty Pharmaceutical Management	(380)	(121)	(639)	(445)
- Medicaid Administration	(36)	(117)	(100)	(259)
- Corporate	(3,228)	(3,240)	(10,100)	(10,387)
Total stock compensation expense	(4,425)	(4,468)	(13,408)	(13,935)

Segment profit (loss)
- Commercial	17,488	33,026	76,323	84,477
- Public Sector	26,774	25,636	91,693	81,890
- Radiology Benefits Management	15,111	16,420	54,706	47,511
- Specialty Pharmaceutical Management	9,973	12,891	27,810	38,823
- Medicaid Administration	12,183	6,227	32,257	19,734
- Corporate and Elimination	(25,986)	(24,769)	(75,585)	(82,789)
Total segment profit	$55,543	$69,431	$207,204	$189,646

Reconciliation of segment profit to income before income taxes:
Segment profit	$55,543	$69,431	$207,204	$189,646
Stock compensation expense	(4,425)	(4,468)	(13,408)	(13,935)
Depreciation and amortization	(15,069)	(15,239)	(43,288)	(45,172)
Interest expense	(457)	(537)	(1,422)	(1,713)
Interest income	592	350	2,265	1,619
Income before income taxes	$36,184	$49,537	$151,351	$130,445

(1)  The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 will be filed with the SEC on October 26, 2012.

(2)  Public Sector has subcontracted with Medicaid Administration to provide pharmacy benefits management services on a limited risk basis for one of Public Sector’s customers.  As such, revenue and cost of care related to this intersegment arrangement are eliminated.

(3)  Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.